UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SANGAMO BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 21, 2012

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Thursday, June 21, 2012, at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2013 or until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

3. To transact such other business as may properly come before the meeting.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, on or about April 29, 2012, we will mail a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders. The Notice will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy cards will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials

Only stockholders of record at the close of business on April 23, 2012 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

April 25, 2012

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 21, 2012:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2011 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2012

General

The enclosed Proxy Statement (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on June 21, 2012 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804. The Notices of the Annual Meeting are being mailed to stockholders on or about April 29, 2012.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 23, 2012, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 52,586,590 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on April 23, 2012. Stockholders may not cumulate votes in the election of directors. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Broker Non-Votes

Holders of fifty percent (50%) of the outstanding shares of our common stock entitled to vote at the Annual Meeting on the record date must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than fifty percent (50%) of the outstanding shares of our common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. One matter to be submitted to stockholder approval at the Annual Meeting, ratification of the appointment of Ernst & Young LLP (Proposal No. 2), is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the shares.

Votes Required for Each Proposal

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is described below:

Proposal No. 1—Election of directors. Directors are elected by a plurality of affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Under this standard, the seven nominees receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect in Proposal No. 1.

Proposal No. 2—Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal.

Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the proposals described in this Proxy and their recommendations for each proposal are set forth below:

Proposal	Recommendation of the Board of Directors

1 Election of Directors	FOR all Nominees

2 Ratification of the appointment of Ernst & Young as our independent registered accounting firm for the year ending December 31, 2012.	FOR

Voting by Mail, via the Internet or by Telephone

You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted.

Registered Holders

If your shares are registered in your own name as a registered holder, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and the proxy card attached to this proxy statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a registered holder and you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

Beneficial Owners

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2013 must be received no later than December 28, 2012, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2013 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 23, 2013.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

General

At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director. The seven director nominees receiving the highest number of affirmative votes will be elected. Mr. Wiggans is not standing for reelection at the Annual Meeting. A new director nominee, Saira Ramasastry, was nominated for election this year at the Annual Meeting. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2013

Edward O. Lanphier II, age 55, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College. Mr. Lanphier brings extensive experience in executive management of biotechnology companies focused on the therapeutic development of biologics. In addition, Mr. Lanphier’s day to day leadership and intimate knowledge of Sangamo’s business and operations provide the Board with an in-depth understanding of the Company.

Paul B. Cleveland, age 55, has served as a member of our Board of Directors since November 2008 and is Chairman of the Audit Committee. Mr. Cleveland is currently General Partner and Chief Operating Officer of Mohr Davidow Ventures. From January 2006 through February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company focusing on the treatment of serious and life-threatening conditions. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a managing director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland received a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis. Mr. Cleveland brings extensive experience in the areas of finance, investment banking and corporate and securities law to our Board. His experience as the chief financial officer of a biotechnology company provides additional insight to the Board on the operational, financial issues and best practices of such companies.

Stephen G. Dilly, M.B.B.S., Ph.D., age 52, has served as a member of our Board of Directors since March 2010 and is a member of the Audit Committee and is the Chairman of the Clinical Review Committee. Dr. Dilly is currently Chief Executive Officer of PhotoThera. Inc., a medical device company with a product in Phase III clinical trials for treatment of ischemic stroke. From 2006 to December 2011, Dr. Dilly served as President and Chief Executive Officer and a member of the Board of Directors of APT Pharmaceuticals, Inc.. From 2007 to 2009, he served as a member of the board of directors of Avigen, Inc., a biopharmaceutical company which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech Inc., including Vice President of Development Sciences from 2002 to 2003. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly currently serves as a member of the Advisory Board of Physic Ventures and the National Board of Advisors of the UC Davis Health System. In 1982, Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in Cardiac Physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our ZFP Therapeutic pipeline.

John W. Larson, age 76, has served as a member of our Board of Directors since January 1996 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. From February 2003 to December 2009, Mr. Larson served as a partner at the law firm of Morgan, Lewis & Bockius LLP. From 1969 to January 2003, Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck), except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds, WageWorks, Inc. and MBA Polymers, Inc. and other private companies. Mr. Larson received a L.L.B. and a B.A., with distinction, in economics, from Stanford University. Mr. Larson’s extensive legal career and business background and his experience on the boards of numerous public and private companies provides the Board with substantial expertise in corporate governance, securities law and corporate transactions.

Steven J. Mento, Ph.D., age 60, has served as a member of our Board of Directors since May 2005 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. He is President and Chief Executive Officer of Conatus Pharmaceuticals Inc. From 1997 to 2005 he was President and Chief Executive Officer of Idun Pharmaceuticals and prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. Dr. Mento currently serves on the boards of BIOCOM, the Biotechnology Industry Organization (BIO), the BIO ECS Governing Body, the BIO Health Section Governing Body, the Donald P. Shiley BioScience Center at SDSU Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a Bachelor of Arts, Master of Science, and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel ZFP Therapeutic platform.

Saira Ramasastry, age 36, is a new director nominee who, since 2009, has periodically worked as a financial and business development consultant for Sangamo. Since April 2009 she has served as Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for life science companies. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Company, Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions (M&A), strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, the Board of Directors of the American Liver Foundation and as a Special Advisor to the California Institute for Regenerative Medicine (CIRM). She received a B.A. in Economics with Honors and Distinction and an M.S. in Management Science and Engineering from Stanford University as well as an M. Phil. in Management Studies from the University of Cambridge. Ms. Ramasastry’s extensive experience in global healthcare investment banking and strategic advisory consulting provides valuable financial, commercial assessment and business development skills to the Board. In addition, in her capacity as a consultant for Sangamo, she has gained a thorough understanding of the Company’s technology and programs which will provide the Board with valuable insight in the development of our novel ZFP Therapeutic platform.

William R. Ringo, age 66, has served as Chairman of our Board of Directors since April 16, 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was the Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the Board of Directors after serving as interim Chief Executive Officer from June to September 2003. Since February 2011, Mr. Ringo has served on the Board of Directors of Onyx Pharmaceuticals, Inc. He also serves on the Board of Directors of BioCrossroads, a public-private collaboration of corporate, university, government and entrepreneurial leaders that supports Indiana’s life sciences research and corporate strengths in life sciences while encouraging business development in the region. He received a B.S. in Business Administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment and corporate leadership skills to the Board.

Other Current Directors

Thomas G. Wiggans, age 60, has served as a member of our Board of Directors since June 2008 and is a member of the Compensation Committee. In September 2010, Mr Wiggans founded and became Chief Executive Officer of Dermira, a private biotechnology company focused on developing and commercializing innovative new therapies in dermatology. He formerly served as Chairman and Chief Executive Officer of Peplin, Inc., which was acquired by LEO Pharma of Copenhagen, Denmark in November 2009. Prior to joining Peplin he served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994, and as Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and

Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as a member of the boards of directors of Onyx Pharmaceuticals Inc., Somaxon Pharmaceuticals and Lithera, Inc., and the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans received a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans brings senior management and governance experience from both biotechnology and pharmaceutical companies and provides valuable operational, financial and corporate leadership skills to the Board.

Board Independence

The Board of Directors has determined that each of its current and nominated directors is independent under applicable listing standard of NASDAQ Stock Market LLC, except for Mr. Lanphier, who is the Chief Executive Officer of the Company, and Ms. Ramasastry, who has served as a consultant to the Company for the past three years.

Board Committees and Meetings

The Board of Directors held six meetings during the year ended December 31, 2011. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Clinical Review Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2011.

Audit Committee

The Audit Committee currently consists of three directors: Mr. Cleveland, Dr. Dilly and Dr. Mento. Our Board of Directors has determined that each member of the Audit Committee is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission rules. Mr. Cleveland serves as the Chairman of the Company’s Audit Committee. The Board of Directors has determined that Mr. Cleveland is an “audit committee financial expert” as defined in SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held four meetings during 2011.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee Report is included herein on page 38. The Audit Committee has a charter, which is available on our website at www.sangamo.com.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Mento, Mr. Larson and Mr. Wiggans, each of whom is independent under applicable listing standard of NASDAQ. Dr. Mento currently serves as the Chairman of this committee. Mr. Wiggans is not standing for reelection at the Annual Meeting, and we anticipate that Mr. Ringo will be appointed to serve on the Compensation Committee following the Annual Meeting.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. The Compensation Committee is authorized to delegate its authority to a subcommittee or a member of the Compensation Committee when appropriate. Until December 2011, a subcommittee of the Compensation Committee, the Compensation Subcommittee, administered the Company’s stock plans and made grants and awards under such plans to employees at the level of vice president and above. The subcommittee, which in 2011 consisted of Mr. Wiggans and Dr. William Gerber, and following Dr. Gerber’s retirement, Dr. Mento, was dissolved because it was no longer necessary for regulatory compliance. The Compensation Committee reassumed the powers previously delegated to the Compensation Subcommittee at the time of its dissolution.

The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) in 2011 to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program.

The Compensation Committee held six meetings and executed one unanimous written consent in lieu of a meeting during 2011. The Compensation Subcommittee held one meeting during 2011. The Compensation Committee has a charter, which is available on our website at www.sangamo.com.

None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Larson, Mr. Ringo and Mr. Wiggans, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the Chairman of this committee. Mr. Wiggans is not standing for reelection at the Annual Meeting, and we anticipate that Mr. Cleveland will be appointed to serve on the Nominating and Corporate Governance Committee following the Annual Meeting. The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to the Company. The Nominating and Corporate Governance Committee was established in March 2004. The Nominating and Corporate Governance Committee executed one unanimous written consent in lieu of a meeting during 2011.

The Nominating and Corporate Governance Committee has a charter, which is available on our website at www.sangamo.com. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise. While the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Clinical Review Committee

The Clinical Review Committee was established in September 2010 for the purpose of overseeing the ongoing and proposed human clinical trials of the Company. Its responsibilities include monitoring patient recruitment, clinical monitoring, data analysis, clinical data distribution and the review of study protocols. The Clinical Review Committee currently consists of Dr. Dilly and Mr. Lanphier. Dr. Dilly serves as the Chairman of this committee.

Leadership Structure of the Board

Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. Mr. William Ringo serves as the Chairman of the Board. The Chairman is responsible for chairing Board meetings and meetings of stockholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Mr. Edward Lanphier, also serves as a director of our Board. The Board believes that Mr. Lanphier’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experiences and knowledge of the day-to-day management of all aspects of our operations.

All of our directors, including our Chairman of the Board, are independent under applicable NASDAQ corporate governance rules, except for Mr. Lanphier, our Chief Executive Officer and Ms. Ramasastry, a former consultant to the Company. The Board believes that the independent directors provide effective oversight of the

Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without Mr. Lanphier or any other members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses as it provides both effective independent oversight and expertise in the complexity and management of our operations as a life sciences company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks; our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations. In addition, the Board of Directors established the Clinical Review Committee in September 2010, which is responsible, among other things, for monitoring and reviewing risks associated with conducting clinical trials for our human therapeutic programs.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees, including executives, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Two directors attended the 2011 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at www.sangamo.com in the Investor & Media Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, in the Investor & Media section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2) (3) (4)	Total ($)
Paul B. Cleveland.	45,000	—	44,275	89,275
Stephen G. Dilly, M.B. B. S., PhD.	52,500	—	44,275	96,775
William G. Gerber, M.D (5).	16,667	—	—	16,667
John W. Larson	35,000	—	44,275	79,275
Steven J. Mento, Ph.D.	43,333	—	44,275	87,608
William R. Ringo	75,000	—	44,275	119,275
Thomas G. Wiggans	35,000	—	44,275	79,275

(1)	Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	Pursuant to the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan, Mr. Cleveland, Dr. Dilly, Mr. Larson, Dr. Mento, Mr. Ringo and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $6.41 at the 2011 Annual Meeting, and each such option had an aggregate grant date fair value of $44,275 without adjustment for estimated forfeitures.

(3)	As of December 31, 2011 the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 35,278 shares; Mr. Larson, 100,000 shares; Dr. Dilly, 60,000 shares; Dr. Mento, 55,556 shares; Mr. Wiggans, 80,000 shares and Mr. Ringo, 60,000 shares. Mr. Ringo also held 1,667 restricted stock units as of December 31, 2011.

(4)	The amounts represent the aggregate grant date fair value of the awards in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation—Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(5)	Dr. Gerber did not stand for re-election to the Board of Directors at the 2011 Annual Meeting, thus his compensation was pro-rated based on his period of service.

Director Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $30,000, subject to pro-ration for directors who either join or leave the Board during the year. To the extent that the Board meets more than ten times in any year, each member of the Board will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board receives an additional annual cash retainer of $45,000. In addition, the non-employee Board member serving as the Chairman of the Audit Committee, the non–employee Board member serving as the Chairman of the Clinical Review Committee and the non-employee Board member serving as the Chairman of the Compensation Committee receives an additional annual cash retainer of $15,000, $15,000, and $10,000, respectively. Each non-employee Board member serving as a member of the Audit Committee and/or the Compensation Committee, other than the Chairman, receives an additional annual cash retainer of $7,500 and $5,000, respectively.

2004 Stock Incentive Plan

Under the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of common stock, provided such person has not previously been in the Company’s employ. In addition, on the date of each annual stockholders meeting, each continuing non-employee Board member who has served as a director for the previous six months will receive an option to purchase 10,000 shares of common stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated vesting period is three years, and for the annual grant the designated vesting period is one year. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Pursuant to the Automatic Option Grant Program under the 2004 Plan, Mr. Cleveland, Dr Dilly, Mr. Larson, Dr. Mento, Mr. Ringo and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $6.41 at the 2011 Annual Meeting.

All continuing non-employee members of the Board elected at our 2012 Annual Meeting will receive an option to purchase 10,000 shares of common stock on the date of the 2012 Annual Meeting under the Automatic Option Grant Program. Ms. Ramasastry will receive an option to purchase 50,000 shares of common stock under the Automatic Option Grant Program upon her election to the Board at the 2012 Annual Meeting. Each such option will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of the 2012 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2011, to serve in the same capacity for the year ending December 31, 2012, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the Company’s annual financial statements for 2011 and 2010, and fees billed for other services rendered by Ernst & Young, LLP during 2011 and 2010:

	2011	2010
Audit Fees and expenses (1)	$623,764	$515,081
Audit—related Fees	—	—
Tax Fees (2)	33,000	84,591
All Other Fees	—	—

Total	$656,764	$599,672

(1)	Includes fees and expenses for the audit of our annual financial statements included in our Form 10-K and the related audit of internal controls, review of interim financial statements included on Forms 10-Q, consultations regarding accounting and auditing matters, fees in connection with our underwritten public offering completed in April 2011, fees in connection with the filing of the Company’s registration statements on Form S-3 and Form S-8 and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal years ended December 31, 2011, tax fees were related to tax return preparation fees and other consultation services. During the fiscal year ended December 31, 2010, tax fees were related to tax return preparation fees, compliance and consultation with regard to our application for a U.S. government grant for qualified therapeutic discovery projects.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2012.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our named executive officers as of March 29, 2012:

Name	Age	Position
Edward O. Lanphier II	55	President, Chief Executive Officer and Director
H. Ward Wolff	63	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Geoffrey Nichol, M.B., Ch.B.	57	Executive Vice President, Research and Development
Dale G. Ando, M.D.	58	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	41	Vice President, Research and Chief Scientific Officer

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as our President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He serves on the board of directors of the Biotechnology Institute and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as our Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors and the Audit Committee from June 2006 through December 2007. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo, Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse & Co., as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves on the boards of directors of Portola Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Mr. Wolff received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Geoffrey M. Nichol, M.B., Ch.B., has served as our Executive Vice President, Research and Development since July 2011. Dr. Nichol has over twenty years of experience in the pharmaceutical and biotechnology industries and has made contributions in all stages of the drug development process from program initiation, through all phases of clinical evaluation to product approval. He has been closely associated with the development of over 15 new drug candidates and the approval and/or launch of several marketed drugs, including Augmentin BID, Foradil® and Yervoy™. Dr. Nichol has particular expertise in development of platform technologies. From 2002 to 2010 he served as Senior Vice President of Product Development at Medarex, Inc. where he was responsible for all aspects of the clinical development of therapeutic products based on a fully-human monoclonal antibody platform. From 1996 to 2002, he held various senior management positions at Novartis Pharmaceuticals, including Vice President, US Medical Affairs and Vice President and Global Head, Project Management, and in the seven years prior held management positions in drug development with SmithKline Beecham Pharmaceuticals. Most recently, Dr. Nichol has been Chief Medical Officer of Ikaria Inc., a biotherapeutics company. Dr. Nichol earned his B.Med.Sc., M.B., Ch.B., or the equivalent of an M.D. in the U.S., from Otago University Medical School in New Zealand and received an M.B.A. from Warwick University in the United Kingdom.

Dale G. Ando, M.D., has served as our Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and internal medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.

Philip D. Gregory, D. Phil., has served as our Chief Scientific Officer since July 2009 and Vice President, Research since October 2005. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001 and Senior Director, Research in July 2003. Prior to joining the company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. He has served as a member of the Scientific Advisory Board of the Keystone Symposia since December 2009. Dr. Gregory received a D. Phil. in biochemistry from the University of Oxford and a B.Sc. in microbiology from the University of Sheffield.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of common stock as of March 29, 2012, by (i) all persons who are beneficial owners of five percent (5%) or more of our common stock based on 52,585,340 shares outstanding as of March 29, 2012, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and named executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (14)
BlackRock, Inc. (1)	3,259,874	6.2%
40 East 52 nd Street New York, NY 10022
Edward O. Lanphier II (2)	3,357,199	6.4%
Paul B. Cleveland (3)	34,444	*
Stephen G. Dilly, M.B.B.S., Ph.D. (4)	43,888	*
John W. Larson (5)	412,326	1.0%
Steven J. Mento, Ph.D. (6)	74,666	*
William R. Ringo (7)	53,471	*
Thomas G. Wiggans (8)	79,166	*
H. Ward Wolff (9)	877,426	1.7%
Geoffrey M. Nichol (10)	0	*
Dale G. Ando, M.D. (11)	718,199	1.4%
Philip D. Gregory, D. Phil. (12)	442,165	1.0%
All current directors and named executive officers as a group (11 persons) (13)	6,092,950	11.6%

*	Less than one percent.

(1)	According to a Schedule 13G filed on February 13, 2012, BlackRock, Inc. is the beneficial owner of 3,259,874 shares of common stock. BlackRock Inc. has sole power to dispose or to direct the disposition of 3,259,874 shares and sole power to vote or to direct to vote of 3,259,874 shares.

(2)	Includes 1,386,457, shares of common stock subject to options exercisable within 60 days after March 29, 2012. Also includes 200,000 shares held by Mr. Lanphier’s children and 1,770,742 shares held in trust. In addition to the shares reported as beneficially owned by Mr. Lanphier in the table above, he also holds restricted stock units covering an additional 150,000 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(3)	Consists of 34,444 shares of common stock subject to options exercisable within 60 days after March 29, 2012.

(4)	Consists of 43,888 shares of common stock subject to options exercisable within 60 days after March 29, 2012.

(5)	Includes 99,166 shares of common stock subject to options exercisable within 60 days after March 29, 2012 and 116,260 shares of common stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(6)	Includes 54,722 shares of common stock subject to options exercisable within 60 days after March 29, 2012. Also includes 19,944 shares held in trust.

(7)	Consists of 43,888 shares of common stock subject to options exercisable within 60 days after March 29, 2012. In addition to the shares reported as beneficially owned by Mr. Ringo in the table above, he also holds restricted stock units covering an additional 417 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(8)	Consists of 79,166 shares of common stock subject to options exercisable within 60 days after March 29, 2012.

(9)	Includes 790,207 shares of common stock subject to options exercisable within 60 days after March 29, 2012. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds restricted stock units covering an additional 75,000 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(10)	Dr. Nichol holds restricted stock units covering an additional 75,000 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(11)	Includes 691,665 shares of common stock subject to options exercisable within 60 days after March 29, 2012. In addition to the shares reported as beneficially owned by Dr. Ando in the table above, he also holds restricted stock units covering an additional 50,000 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(12)	Includes of 442,165 shares of common stock subject to options exercisable within 60 days after March 29, 2012. In addition to the shares reported as beneficially owned by Dr. Gregory in the table above, he also holds restricted stock units covering an additional 50,000 shares of common stock that may vest and become issuable more than 60 days after March 29, 2012.

(13)	Includes 3,665,768 shares of common stock subject to options held by current Officers and Directors that will become exercisable within 60 days after March 29, 2012 and 400,000 shares of restricted stock units that may vest and become issuable more than 60 days after March 29, 2012.

(14)	Shares of common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days after March 29, 2012, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis to inform our shareholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the senior research and clinical development executive officers named in the Summary Compensation Table which follows this discussion. We refer to these officers as our named executive officers.

Executive Summary

The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that the Company believes is fair, reasonable and responsible. The Company believes this objective is accomplished through the following principles and processes that are followed in establishing executive compensation and by the following decisions made with respect to the 2011 compensation package for our named executive officers:

•

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. Consequently, the Company believes its compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives, with the goal of establishing a positive relationship between the Company’s operational performance and stockholder return.

•

The Company’s 2011 Cash Incentive Program provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial goals for the 2011 year. The Company’s performance in 2011 resulted in a payment of 75% of target bonus.

•

The Compensation Committee approved the expanded usage of restricted stock units, or RSUs, for the vice president and officer levels in 2011, consistent with our peer companies and with industry trends. These awards were made in lieu of annual stock option grants. The committee made this change for a number of reasons, including reducing the dilutive effect of the incentive equity awards made to management, making the Company’s equity compensation practices competitive with the Company’s peer group who consistently use RSUs and providing additional retention incentive.

•

In June 2011 the Company entered into an Amended and Restated Employment Agreement with its President and Chief Executive Officer, Edward O. Lanphier. Mr. Lanphier entered into his original employment agreement with the Company in June 1997 and prior to the amendment it had only been amended once to implement technical changes. The Company believes that the benefits provided under the amended agreement are consistent with both peer company and broader market practices and are fair and reasonable, particularly in light of the years of service Mr. Lanphier has rendered the Company and the level of dedication and commitment he has shown over those years.

•

In July 2011, the Company created a new executive officer position, Executive Vice President, Research and Development, which was accepted by Dr. Geoffrey Nichol. The Company entered into an employment agreement with Dr. Nichol that provides severance benefits in the event his employment is terminated under certain circumstances, including an involuntary termination of employment without cause or a resignation for good reason. The level of severance benefits is enhanced if the termination event occurs in connection with a change-in-control. The Company believes that the benefits provided under this employment agreement are consistent with both peer company and broader market practices and are fair and reasonable.

•

The Company does not offer a defined benefit pension plan, deferred compensation plan or supplemental executive retirement plan. Instead, the Company provides its executive officers with the opportunity to accumulate retirement income primarily through long-term equity awards that increase in value as stockholder value is created and sustained.

•	The Company does not offer any significant perquisites to the executive officers.

•

The Compensation Committee works with an independent consultant to obtain the advice and market data needed to assure that the compensation programs for the executive officers remain competitive with peer companies and accomplish the Company’s pay-for performance objectives.

•

At our 2011 Annual Meeting of Stockholders, our shareholders cast an advisory vote on executive compensation. Approximately 80% of the votes cast were in favor of our named executive officer compensation as disclosed in the Proxy statement. We believe that the support of our shareholders for the “2011 say-on-pay” vote proposal indicates that out shareholders are generally supportive of our approach to executive compensation.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation, (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. Until December 2011, a subcommittee of the Compensation Committee, the Compensation Subcommittee, had primary responsibility for administering the Company’s 2004 Equity Incentive Plan and had the exclusive authority to grant options and other stock-based awards under such plan to the Chief Executive Officer and the Company’s other named executive officers. The Compensation Subcommittee was terminated in December 2011 because the subcommittee was no longer necessary for regulatory compliance, and the Compensation Committee reassumed the powers previously delegated to the Compensation Subcommittee.

During 2011, Dr. Gerber served as Chairman of the Compensation Committee through June 1, 2011, and Dr. Mento served as Chairman of the Compensation Committee beginning on June 1, 2011. During 2011, Mr. Larson and Mr. Wiggans were members of the Compensation Committee. Dr. Gerber, Dr. Mento and Mr. Wiggans also served as the members of the Compensation Subcommittee during the same period as their respective service on the Compensation Committee (or until the termination of the subcommittee in December 2011). The Company’s Board of Directors has determined that all of the Compensation Committee members are “independent” directors under the NASDAQ definition of independence. Dr Gerber, Dr. Mento, Mr. Larson and Mr. Wiggans have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of DNA-binding proteins for the therapeutic regulation and modification of disease-related genes and other applications in plant agriculture, laboratory research reagents and in the enhanced production of protein pharmaceuticals. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives and align the interests of our employees with those of our stockholders. The Company believes that compensation should not be based primarily on the short-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with extensive industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for the Company’s success in meeting its annual clinical development and other research and operational goals;

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and

•	Align the interests of our executives with those of our stockholders.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself based on the performance evaluation conducted by the executive’s manager. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In addition, for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Board of Directors, together with market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

The Compensation Committee has engaged the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program. During 2011, the Compensation Committee retained the services of Setren to provide specific input to the Committee on compensation decisions made with respect to the executive officers, especially in connection with the amendment and restatement of our Chief Executive Officer’s employment agreement, with respect to the hiring of an Executive Vice President, Research and Development, a new executive officer position for the Company and preparation of an employment agreement and compensation package appropriate for such position, and the decision to grant RSUs in 2011 in lieu of stock options, each as described in detail below.

In addition to the executive compensation advice and data provided by Setren from publicly available sources, the Compensation Committee also reviews compensation data from surveys compiled by Radford Surveys and Consulting (“Radford Surveys”), a division of Aon Corporation, including the 2010 Global Life Sciences survey with a focus on publicly traded California biotechnology companies with 50-499 employees, with which we compete for talent.

Comparative Analysis

In general, the Compensation Committee sets the compensation for the Chief Executive Officer and other executive officers in part by reference to compensation data for comparable companies compiled for the Compensation Committee by Setren, from the Radford Surveys mentioned above and/or from other publicly available sources. The comparable companies were selected on the basis of their development stage, market capitalization, therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company. Because the biotechnology industry is a dynamic industry, the comparator group is periodically updated to ensure that companies continue to meet the established criteria.

The selected comparable companies used for the 2011 compensation analysis are as follows:

Affymax, Inc	MannKind Corporation
Alnylam Pharmaceuticals, Inc.	MAP Pharmaceuticals, Inc.
Dendreon Corp.	Osiris Therapeutics, Inc.
Dyax Corp.	Pharmacyclics, Inc.
Exelixis, Inc.	Rigel Pharmaceuticals, Inc.
Geron Corp.	Vical, Inc.
ISIS Pharmaceuticals, Inc.	Xenoport, Inc.
Lexicon Pharmaceuticals, Inc.

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Incentive Bonus

•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each executive position, the Compensation Committee generally targets base compensation in the midpoint of the range for the comparable peer group companies listed above and in the range of the 50th—75th percentile based on market data derived from the Radford Surveys. The Committee considers this positioning appropriate given each of our executive’s tenure and responsibilities with the Company, as well as the high cost of living in the San Francisco Bay Area. However, the actual base salary for an executive officer may be below or above the range based on individual performance, experience, skills, and the importance of the executive’s position to the Company.

Base Salary for 2011

In accordance with our practice, in December 2010, the Company conducted annual performance reviews for the 2010 year for all of its employees, including named executive officers. Based on these reviews, Company performance for the year, advice from Setren, and competitive data from both the peer group and Radford Surveys, the Compensation Committee approved increases to annual base salaries for each of our named executive officers, effective January 1, 2011.

The 2011 and 2010 base salaries are as follows:

Name	2011 Base Salary	2010 Base Salary	Percent Increase
Edward O. Lanphier II	$557,500	$535,000	4.2%
H. Ward Wolff	$375,000	$365,000	2.7%
Geoffrey M. Nichol, M.B., Ch.B.	$425,000	—	N/A
Dale G. Ando, M.D.	$415,000	$400,000	3.8%
Philip D. Gregory, D. Phil.	$315,000	$300,000	5.0%

Cash Incentive Bonus

2011 Cash Incentive Program

In December 2010, the Compensation Committee approved a cash incentive program for the 2011 year designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key Company short-term objectives. The program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial goals for the 2011 year. Given the uncertainties involved in pharmaceutical development, the Compensation Committee’s milestones for certain clinical objectives were focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this focus is appropriate for the cash incentive program because the executive officers are already incentivized to produce successful outcomes pursuant to outstanding equity awards, as described under the heading “Equity Compensation” below. The Compensation Committee also believes that this strategy protects against the potential of short-term incentives to encourage excessive risk taking. The Compensation Committee determined the relative weight of each goal under the cash incentive program based on its importance to the Company’s success. The goals and weighting under the program for 2011 were as follows:

Goal	Weighting
Clinical, Research and Development	55%

•     Advance clinical pipeline: including presenting data from the Company’s SB-509 Phase 2b clinical trial (SB-509-901) in diabetic neuropathy and interim data from Phase 1 clinical trials of the Company’s SB-728-T program in HIV/AIDS. Complete accrual and treatment of subjects in Company’s clinical trial of SB-728-T in viremic HIV-infected subjects (SB-728-1002)

•     Advance prioritized pre-clinical programs and core technology including deliverables to partner Dow AgroSciences

Business and Corporate Development	40%
• Complete at least one significant ZFP Therapeutic corporate partnership • Other organizational and business development goals

Financial Management
• Conclude 2011 with approximately $35 million in cash/cash equivalents, excluding cash from new corporate partnerships or a financing	5%

Total	100%

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data established for each executive position. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to the peer companies identified by Setren and the data derived from the Radford Surveys, and are generally positioned at approximately the midpoint of the market data. It is also designed to ensure that a portion of each executive’s cash compensation is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

In 2011, the Company’s target cash bonus for the Chief Executive Officer was 50% of his base salary; for the Chief Financial Officer and Executive Vice President, Research and Development was 40% of base salary; and for the Chief Medical Officer and the Chief Scientific Officer was 30% of base salary. The 2011 target cash bonus amounts were at approximately the 50th percentile of the competitive cash bonus amounts paid by the peer group based on market data prepared by Setren and at approximately the midpoint of the market data derived from the Radford Surveys.

If the actual level of attainment for any category of objectives is deemed to be below the target level for that category of objectives, the dollar amount of the portion of the executive officer’s bonus allocated to that category of objectives would be calculated on a proportional basis between $0 and his target bonus amount. Should performance exceed the target level for that category of objectives, the dollar amount of the portion of the bonus allocated to that category of objectives would be increased at the discretion of the Compensation Committee above the target bonus amount for that category of objectives to reflect the extent to which the results exceeded the target. At the time the objectives were set, we believed that the objectives, though aggressive, were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the objectives at the established level.

At the end of each year, the Compensation Committee determines the level at which each performance goal or objective is attained, and the bonus potential for each executive and other officer is tied to the actual level of attainment. Consideration is also given to overachievement of the performance goal or objective as well as achievement of results that were not contemplated or specifically included among the original specific target objectives, but are considered to be of significant value to the Company and attributable to the overall goal category (i.e., clinical, research and development, business and corporate development, and financial management).

The Compensation Committee determined that the Company’s performance for the 2011 year resulted in attainment of the Clinical, Research and Development objectives at 100% (or the full 55% for the category), the Business and Corporate Development objectives at 12.5% (or 5% of the 40% for the category) and the Finance objectives at 100% (or the full 5% for the category), for a total achievement of 65% of the original weighted objectives. In addition, upon reviewing accomplishments for the year, the Committee determined that the achievement of certain Clinical, Research and Development objectives was of such significance to be incremental to the original goals or objectives. The Compensation Committee determined that the overachievement equated to a 10% incremental award, meaning the Clinical, Research and Development category increased to a total of 65% (from 55%), resulting in a total level of achievement at 75% of target bonus for 2011 for the Company officers.

The Compensation Committee retains the discretion each year to grant supplemental bonuses to individual named executive officers that are above or below the established target based on the above criteria and its subjective assessment of each named executive officer’s performance. No such discretionary cash bonuses were awarded in 2011.

The table below sets forth the target and actual cash incentive program awards for our named executive officers based on the Company’s performance in the 2011 year:

Name	Target Award	Actual Award
Edward O. Lanphier II	$278,750	$210,000
H. Ward Wolff	$150,000	$112,500
Geoffrey M. Nichol, M.B., Ch.B.	$170,000	*$ 63,750
Dale G. Ando, M.D.	$124,500	$ 93,375
Philip D. Gregory, D. Phil.	$94,500	$ 70,875

*	Dr. Nichol’s actual award for 2011 performance was pro-rated based on the date his employment commenced in July 2011.

Equity Compensation

The Company has historically granted stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products and with the interests of the Company’s stockholders. Given the time periods involved in pharmaceutical development, the Company believes that these long term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date. The grants are typically subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years.

Options are granted to all employees, including executives, when they are hired, and employees are eligible for additional options in connection with annual performance reviews in December of each year. New hire option grants are generally pre-authorized and become effective on the employee’s start date, with the exercise price set at the market price on that date.

The Compensation Committee considers a number of factors in determining the amount of equity incentive awards granted to our executive officers, including each officer’s performance and contribution during the previous fiscal year, retention objectives, stock ownership and market information, and value of existing equity incentives for each officer. The Compensation Committee considers the number of shares subject to, and exercise price of, outstanding stock options, both vested and unvested, held by each officer; the vesting schedule of the unvested equity incentive awards held by each executive; and the amount and percentage of our total equity on a fully diluted basis held by our executives individually and as a group.

In November 2011, the Compensation Committee reviewed data provided by Setren regarding the equity ownership and equity awards of recent years for the Company’s named executive officers compared to the named executive officers of peer companies. In addition, it reviewed data provided by Setren, including the use of restricted stock units, or RSUs, by peer companies, generally in conjunction with stock options as a complementary component of equity compensation. The Compensation Committee noted that the Company had historically only granted RSUs to one named executive officer, which occurred in 2007. The Compensation Committee also took into consideration the intrinsic value of previously granted equity awards to the Company’s executive officers. In light of these and other factors, the Compensation Committee determined that an award of RSUs to vice president and officer level employees in 2011, in lieu of an annual stock option grant, was appropriate for achieving its goals for several reasons: RSUs have less dilutive effect on our outstanding shares, inclusion of this form of equity compensation makes the Company’s executive compensation program more competitive with companies with which the Company competes for talent and RSUs, with the vesting schedule described below, increase the retentive value of the compensation packages of the named executive officers.

Accordingly, the following RSU awards were granted to our named executive officers by the Compensation Committee effective December 8, 2011:

Name	Number of RSUs
Edward O. Lanphier II	150,000
H. Ward Wolff	75,000
Geoffrey M. Nichol, M.B., Ch.B.	75,000
Dale G. Ando, M.D.	50,000
Philip D. Gregory, D. Phil.	50,000

Each RSU entitles the recipient to one share of our common stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share. The units awarded in December 2011 are structured to vest in two installments over the executive officer’s period of continued employment: one-third of the shares vest on the second anniversary of the award date, and the remaining two-thirds of the shares vest on the third anniversary of the award date. The RSUs awarded to Messrs. Lanphier and Wolff and Dr. Nichol are subject to accelerated vesting in whole or in part in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The shares underlying the vested units will be issued following the completion of each vesting period (or, if earlier, upon the occurrence of any of the accelerated vesting events), subject to the Company’s collection of the applicable withholding taxes.

In general, aggregate equity holdings of the above named executives are at the 51st to 75th percentile of comparable peer group companies listed above. Because our executive officers historically have generally retained their equity awards for significant time periods, thereby aligning the interests of our executive officers with the interests of our shareholders, we have not adopted a policy requiring our executive officers to hold their equity awards for any designated period of time.

Employment Agreements

The Company has entered into an employment agreement with Messrs. Lanphier and Wolff and with Dr. Nichol. None of our employment agreements contain a tax gross-up.

In June 2011 the Company entered into an Amended and Restated Employment Agreement with its President and Chief Executive Officer, Edward O. Lanphier. Mr. Lanphier entered into his original employment agreement with the Company in June 1997 and prior to the amendment it had only been amended one time for technical reasons. In connection with entering into the revised agreement, the Compensation Committee engaged Setren to provide advice and recommendations regarding the terms of the agreement and reviewed compensation data for chief executive officers at comparable companies compiled for the committee by Setren and data from the Radford Surveys and from other publicly available sources. The Compensation Committee also reviewed an analysis quantifying the value of the severance benefits provided in the original agreement and the value of the proposed enhanced severance benefits.

In addition to the severance benefits provided in Mr. Lanphier’s original agreement, the revised agreement provides for the following additional benefits: (i) the multiple of base salary Mr. Lanphier will receive as a severance benefit in the event of his termination without cause or resignation for good reason was increased from 1 times base salary to 2 times base salary (ii) Mr. Lanphier will receive his target bonus in the year of his termination, and (iii) in the event of Mr. Lanphier’s termination without cause or resignation for good reason in the absence of a change in control, Mr. Lanphier will receive an additional 24 months of service vesting credit for each of his outstanding stock options and all of his vested options will remain exercisable for up to a 3-year period measured from his termination date. The revised Agreement now requires Mr. Lanphier to enter into a general release of claims against the Company in order to receive his severance benefits and to provide certain consulting services at the Company’s request without additional compensation for a period of up to six months following his termination.

The Compensation Committee believes that the severance benefits provide financial protection against the potential loss of employment in designated circumstances and will allow Mr. Lanphier to focus his attention on changes that are in the best interests of the stockholders, without undue concern as to his own financial situation. The committee also believes the accelerated vesting of Mr. Lanphier’s equity awards is justified because those awards are designed to serve as the primary vehicle for Mr. Lanphier to accumulate financial resources for retirement. Finally, given the time periods and risks involved in pharmaceutical development, the Compensation Committee believes that the extended exercise period is an appropriate way to provide Mr. Lanphier with an opportunity to realize financial gains from decisions made during his tenure as the Company’s Chief Executive Officer. Setren advised the Compensation Committee that the amended severance terms are within the competitive range of comparable chief executive officer severance packages at other companies of similar size and market capitalization. The Compensation Committee believes that the terms of the revised Agreement are fair and reasonable, particularly in light of the years of service Mr. Lanphier has rendered the Company and the level of dedication and commitment he has shown over those years.

In July 2011, the Company created a new executive officer position, Executive Vice President, Research and Development; and Dr. Geoff Nichol was hired for such position. The Company entered into an employment agreement with Dr. Nichol that provides severance benefits in the event his employment is terminated under certain circumstances, including an involuntary termination of employment without cause or a resignation for good reason. The level of severance benefits is enhanced if the termination event occurs in connection with a change-in-control. In approving the terms of the employment agreement with Dr. Nichol, the Compensation Committee reviewed a comparative analysis from Setren of the compensation provided to executive officers of a similar position at other companies of similar size and market capitalization. Setren advised the Committee that the compensation provided under this employment agreement is consistent with both peer company and broader market practices and is fair and reasonable.

The Company entered into an Employment Agreement with the Company’s Executive Vice President and Chief Financial Officer, H. Ward Wolff, in November 2007, which was amended and restated in December 2008 and December 2011 in order to implement technical changes. In approving the terms of the employment agreement with Mr. Wolff in November 2007, the Compensation Committee reviewed a comparative analysis from Setren of the compensation provided to chief financial officers at other companies of similar size and market capitalization and also took into consideration the compensation offered to Mr. Wolff by his most recent employer. The employment agreement with Mr. Wolff also provides certain severance benefits. Setren advised the Compensation Committee that such severance package was within the competitive range of comparable chief financial officer severance packages at other companies of similar size and market capitalization.

A summary of the material terms of the employment agreements with Mr. Lanphier, Dr. Nichol and Mr. Wolff, together with a quantification of the benefits available under those agreements may be found in the section of the proxy statement entitled “Employment Contracts and Change in Control Arrangements.”

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Executive Vice President, Research and Development, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Mr. Lanphier is not eligible to participate in the Company’s Employee Stock Purchase Plan as Mr. Lanphier is a beneficial owner of more than 5% of the Company’s outstanding common stock.

Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk-Taking

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any pharmaceutical products, the Company has been heavily dependent on the capital markets for its cash requirements. Given the limitations on the Company’s available cash resources, and the long-term risks associated with the Company’s achievement of its strategic objectives, the Company has historically weighted the total compensation of its executives as well as the rest of its work force toward equity. More recently, the Company has sought to align equity and cash components with industry peers in order to offer compensation packages that enable us to attract and retain talented employees, including those in the Company’s executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

The Company does not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by its executive officers that would threaten the economic viability of the Company. In 2011 the Compensation Committee’s milestones under the cash incentive program for certain clinical objectives were focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this strategy protects against the potential of short-term incentives to encourage excessive risk taking. In addition, long-term equity awards tied to the value of the Company’s common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals. Accordingly the overall compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2011 did not exceed the $1.0 million limit per covered officer. The RSUs awarded to our named executive officers in 2011 will not qualify as performance-based compensation. In addition, the bonuses provided to our named executive officers under the annual cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m). However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. It is also important to note that as of December 31, 2011, the Company had net operating loss carryforwards for federal income tax purposes of approximately $170.4 million that will expire between 2011 and 2027. These loss carryforwards would defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years.

Advisory Vote on Executive Compensation.

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting. While this vote was not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

At the 2011 Annual Meeting, approximately 80% of the votes cast on the advisory vote on executive compensation proposal (Proposal 2) were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary at this time. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee does make modifications periodically to our executive compensation programs to more closely align our executive compensation with the interests of our shareholders. The award of RSUs to our executive officers in December 2011, in lieu of annual stock option grants, is one such modification. Among other things, the award of restricted stock units can allow for less dilution than the effect of stock option grants on our outstanding shares. This, and other periodic modifications, are intended to build upon our strong compensation governance framework and pay-for-performance philosophy.

We have determined that our shareholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2011, 2010 and 2009 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2011 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2011 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Edward O. Lanphier II,	2011	557,500	—		382,500	—	210,000	1,150,000
President and Chief Executive Officer	2010	535,000	—		—	1,171,800	200,652	1,907,452
	2009	510,000	—		—	1,095,270	216,750	1,822,020

H. Ward Wolff,	2011	375,000	—		191,250	—	112,500	678,750
Executive Vice President and Chief Financial Officer	2010	365,000	—		—	585,900	109,500	1,060,400
	2009	350,000	—		—	730,180	119,000	1,199,180

Geoffrey M. Nichol, M.B., Ch.B.,	2011	202,289	150,000	(6)	191,250	1,229,610	63,750	1,836,899
Senior Vice President, Research and Development (5)

Dale G. Ando, MD,	2011	415,000	—		127,500	—	93,375	635,875
Vice President,	2010	400,000	—		—	390,600	90,000	880,600
Therapeutic Development and Chief Medical Officer	2009	385,000	—		—	365,090	98,175	848,265

Philip D. Gregory, D. Phil.,	2011	315,000	—		127,500	—	70,875	513,375
Vice President, Research and Chief Scientific Officer	2010	300,000	—		—	390,600	67,500	758,100
	2009	285,000	—		—	365,090	72,675	722,765

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (e) reflect the aggregate grant-date fair value of the RSUs awarded to the named executive for the applicable year, calculated in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation—Stock Compensation, without taking into account any estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each RSU award are included in Note 3 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 23, 2012.

(3)	The amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in the calculation of such grant date fair values are described in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on February 23, 2012.

(4)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

(5)	Dr. Nichol’s employment with the Company commenced on July 11, 2011.

(6)	Dr. Nichol received a $150,000 sign-on bonus which he will be required to repay to the Company in the event his employment is terminated by the Company for cause or in the event he voluntarily terminates his employment other than for good reason at any time prior to June 17, 2013.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2011 year under a compensation plan.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)		All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value ($)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/08/11	0	278,750	—	—		—		—	—
	12/08/11	—	—	—	150,000	(4)	—		—	382,500
H. Ward Wolff	12/08/11	0	150,000	—	—		—		—	—
	12/08/11	—	—	—	75,000	(5)	—		—	191,250
Geoffrey M. Nichol, M.B., Ch. B.	12/08/11	0	170,000	—	—		—		—	—
	12/08/11	—	—	—	75,000	(5)	—		—	191,250
	07/11/11	—	—	—	—		300,000	(5)	5.94	1,229,610
Dale G. Ando, M.D.	12/08/11	0	124,500	—	—		—		—	—
	12/08/11	—	—	—	50,000		—		—	127,500
Philip D. Gregory, D. Phil.	12/08/11	0	94,500	—	—		—		—	—
	12/08/11	—	—	—	50,000		—		—	127,500

(1)	If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between $0 and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded as deemed appropriate by the Compensation Committee.

(2)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Bonus” in the Company’s Compensation Discussion and Analysis.

(3)	The reported option was granted under the Company’s 2004 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: twenty-five percent of the option shares will vest and become exercisable on the one year anniversary of the option grant date and the remaining option shares will vest and become exercisable in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)	The reported restricted stock unit award granted to Mr. Lanphier will immediately vest in whole or in part on an accelerated basis upon a change in control of the Company or upon the termination of his employment with the company under certain circumstances, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)	The reported restricted stock unit awards granted to Mr. Wolff and Dr. Nichol and the stock option award granted to Dr. Nichol will immediately vest on an accelerated basis upon the termination of his employment with the Company in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(6)	Represents a restricted stock unit award granted under the Company’s 2004 Stock Incentive Plan. The units are structured to vest in two installments over the executive officer’s period of continued employment: one-third of the shares vest on the second anniversary of the grant date, and the remaining two-thirds of the shares vest on the third anniversary of the grant date.

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive Officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	—		—	—	150,000	(4)(2)	426,000	(5)
	75,000	225,000	(2)	5.70	12/08/2020	—		—
	150,000	150,000	(2)	5.35	12/07/2019	—		—
	262,500	87,500	(2)	3.45	12/10/2018	—		—
	250,000	—		13.98	12/12/2017	—		—
	200,000	—		6.82	12/13/2016	—		—
	150,000	—		4.11	12/12/2015	—		—
	100,000	—		5.19	12/20/2014	—		—
	100,000	—		6.39	4/22/2014	—		—
H. Ward Wolff	—	—		—	—	75,000	(4)(3)	213,000	(5)
	37,500	112,500	(3)	5.70	12/08/2020	—		—
	100,000	100,000	(3)	5.35	12/07/2019	—		—
	225,000	75,000	(3)	3.45	12/10/2018	—		—
	300,000	—		14.27	12/03/2017	—		—
	10,000	—		7.28	06/07/2017	—		—
	50,000	—		7.73	06/07/2016	—		—
Geoffrey M. Nichol, M.B., Ch.B.	—	—		—	—	75,000	(4)(3)	213,000	(5)
	—	300,000	(3)	5.94	07/11/2021	—		—
Dale G.Ando, M.D.	—	—		—	—	50,000	(4)	142,000	(5)
	25,000	75,000		5.70	12/08/2020	—		—
	50,000	50,000		5.35	12/07/2019	—		—
	150,000	50,000		3.45	12/10/2018	—		—
	100,000	—		13.98	12/12/2017	—		—
	50,000	—		6.82	12/13/2016	—		—
	50,000	—		4.11	12/12/2015	—		—
	25,000	—		5.19	12/20/2014	—		—
	200,000	—		3.61	8/2/2014	—		—
Philip D. Gregory, D. Phil.	—	—		—	—	50,000	(4)	142,000	(5)
	25,000	75,000		5.70	12/08/2020	—		—
	50,000	50,000		5.35	12/07/2019	—		—
	91,709	50,000		3.45	12/10/2018	—		—
	90,000	—		13.98	12/12/2017	—		—
	50,000	—		6.82	12/13/2016	—		—
	29,791	—		4.11	12/12/2015	—		—
	25,000	—		5.19	12/20/2014	—		—
	39,000	—		4.92	12/2/2013	—		—
	10,000	—		8.89	1/2/2012	—		—

(1)	Each of the options reported above as being wholly or partially unexercisable for the underlying shares of the Company’s common stock will vest and become exercisable for the total number of shares subject to that option at the time of grant as follows: twenty-five percent of the total number of option shares on the one year anniversary of the option grant date and the balance of the option shares in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2012. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2012
Edward O. Lanphier II	12/13/06	200,000	—
	12/12/07	250,000	—
	12/10/08	350,000	—
	12/07/09	300,000	—
	12/08/10	300,000	—
H. Ward Wolff	12/03/07	300,000	—
	12/10/08	300,000	—
	12/07/09	200,000	—
	12/08/10	150,000
Geoffrey M. Nichol, M.B., Ch.B.	07/11/11	300,000
Dale G. Ando, M.D.	12/13/06	50,000
	12/12/07	100,000	—
	12/10/08	200,000	—
	12/07/09	100,000	—
	12/08/10	100,000	—
Philip D. Gregory, D. Phil.	12/13/06	50,000	—
	12/12/07	90,000	—
	12/10/08	200,000	58,291
	12/07/09	100,000	—
	12/08/10	100,000

(2)	Each of these awards will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(3)	Each of these awards will vest on an accelerated basis upon termination of employment with the Company under certain circumstances in connection with a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(4)	Represents a restricted stock unit award granted on December 8, 2011. The units awarded in December 2011 are structured to vest in two installments over the executive officer’s period of continued employment: one-third of the shares vest on the second anniversary of the award date, and the remaining two-thirds of the shares vest on the third anniversary of the award date.

(5)	Based on the $2.84 closing price of the Company’s common stock on December 31, 2011.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized upon the vesting of restricted stock unit awards and on each exercise of stock options during the year ended December 31, 2011; no other named executive officer holds any restricted stock units that vested or exercised any stock options during the 2011 year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (2)
(a)	(b)	(c)	(d)	(e)
H. Ward Wolff	—	—	25,000	71,000
Philip D. Gregory, D. Phil	62,500	216,422	—	—

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Based on the $2.84 closing price of the Company’s common stock on December 31, 2011.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. For this reason, the Company does not believe that its short-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. For a discussion of the primary components of the compensation for the Company’s executive officers and the Company’s risk assessment of the compensation programs for its executive officers, please see the section above entitled “Executive Compensation and Related Information—Compensation Discussion and Analysis” including the section “Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk Taking.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2011 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	8,897,857	(2)(3)	$6.28	(4)	4,860,397	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	8,897,857		$6.28		4,860,397

(1)	Consists of the 2004 Stock Incentive Plan and the 2010 Employee Stock Purchase Plan.

(2)	Includes 551,667 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the Company’s 2010 Employee Stock Purchase Plan with a stockholder-approved reserve of 2,100,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The calculation does not take into account the 551,667 shares of common stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(5)	Consists of shares available for future issuance under the 2010 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2011, 2,036,330 shares of common stock were available for issuance under the Employee Stock Purchase Plan, and 2,824,067 shares of common stock were available for issuance under the 2004 Stock Incentive Plan. The 2,824,067 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)	The number of shares of common stock available for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, up to a maximum annual increase of 1,750,000 shares. The 2010 Employee Stock Purchase Plan does not have an automatic increase feature.

Employment Contracts and Change in Control Arrangements

Chief Executive Officer Employment Agreement

In June 2011, the Company entered into an amended and restated employment agreement with Edward O. Lanphier II, our President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Lanphier will receive an annual base salary and a potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, (b) Mr. Lanphier is terminated by the Company without cause, or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits, provided he timely executes a general release of claims against the Company, which becomes effective and enforceable: (i) a lump sum cash payment in an amount equal to the sum of (a) two times his annual base salary at the rate in effect on his termination date, (b) a prorated portion of Mr. Lanphier’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and his termination date, and (c) his target bonus for the year in which such termination occurs; (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months; (iii) an additional twenty-four months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a three-year period measured from his termination date; and (iv) the Company will provide him with certain information technology services for up to a twenty-four month period. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for up to a three-year period measured from the date of the change of control or (if later), his termination date. Mr. Lanphier’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

Executive Vice President Employment Agreements

In November 2007, the Company entered into an employment agreement with H. Ward Wolff, our Executive Vice President and Chief Financial Officer, which was amended and restated in December 2008 and December 2011 in order to implement technical changes. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $375,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee.

In July 2011, the Company entered into an employment agreement with Dr. Geoffrey M. Nichol, our Executive Vice President, Research and Development. Pursuant to the terms of the Employment Agreement, Dr. Nichol’s annual base salary is $425,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. The bonus will be based upon the achievement of specific performance criteria to be established by the Compensation Committee. In addition, Dr. Nichol received a sign-on bonus in the amount of $150,000, which he will be required to repay to the Company in the event his employment is terminated by the Company for cause or in the event he voluntarily terminates his employment other than for good reason at any time prior to June 17, 2013.

Pursuant to the terms of the employment agreements with Mr. Wolff and Dr. Nichol, if the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, within 12 months following a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000, (iii) accelerated vesting of all of his outstanding equity awards and (iv) for Mr. Wolff, a one-year period measured from his termination date to exercise any outstanding options for all the option shares, but in no event will any such option remain exercisable following the expiration of the maximum option term. If the Company terminates Mr. Wolff’s or Dr. Nichol’s employment without cause, or Mr. Wolff or Dr. Nichol terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and Mr. Wolff or Dr. Nichol executes a general release of all claims in favor of the Company, then Mr. Wolff or Dr. Nichol will receive (i) salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and (ii) for Mr. Wolff, reimbursement of his health care coverage costs under COBRA for up to twelve months, and for Dr. Nichol, a lump-sum cash payment in the amount of $25,000.

2004 Plan

The Compensation Committee of the Board of Directors, as the administrator of the 2004 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2004 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and restricted stock units under the Company’s 2004 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

Restricted stock units awarded to Mr. Lanphier on December 8, 2011 provide that in the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, or (b) Mr. Lanphier is terminated by the Company without cause. In addition, upon a change in control of the Company all of Mr. Lanphier’s outstanding restricted stock units under his December 8, 2011 award will vest in full, and will become issuable at such time.

In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company amended the existing stock options for 60,000 shares that he received in connection with his service as a non-employee Board member so that those options will remain outstanding and continue to vest during his continued service as an employee of the Company or as a consultant.

Quantification of Benefits

The charts below quantify the potential payments our executive officers would receive under various scenarios. The value attributed to the accelerated vesting of equity awards represents the intrinsic value of each stock option or restricted stock unit award vesting on an accelerated basis in connection with the identified triggering event, which is assumed to occur on December 31, 2011. The intrinsic value is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis by (ii) the amount by which the $2.84 closing selling price per share of the Company’s common stock on December 30, 2011 exceeds the exercise price or other issue price (if any) payable per vested share.

Quantification of Benefits Upon Termination in the Absence of a Change in Control

The chart below quantifies the compensation Mr. Lanphier, Mr. Wolff and Dr. Nichol would have each received had their employment terminated in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	Other Lump- Sum Cash Payment	COBRA	Accelerated Vesting of Equity Awards	Information Technology Services
Edward O. Lanphier II	$1,115,000	$557,500	—	$26,241	$142,000	$20,250
H. Ward Wolff	$375,000	—	—	$17,720	—	—
Geoffrey M. Nichol, M.B.,Ch.B.	$425,000	—	$25,000	—	—	—

Quantification of Benefits Upon a Change in Control

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$426,000

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect.

Name	Accelerated Equity
Edward O. Lanphier II	$426,000
H. Ward Wolff	$213,000
Geoffrey M. Nichol, M.B.,Ch.B.	$213,000
Dale G. Ando, M.D.	$142,000
Philip D. Gregory, D. Phil.	$142,000

Quantification of Benefits Upon Termination in Connection With a Change in Control

The chart below quantifies the payments Mr. Lanphier, Mr. Wolff and Dr. Nichol would each have received had their employment terminated in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements.

Name	Salary Continuation	Pro Rated Bonus	Other Lump- Sum Cash Payment	Accelerated Vesting of Equity Awards	COBRA	Information Technology Services
Edward O. Lanphier II	$1,115,000	$557,500	—	$426,000	$26,241	$20,250
H. Ward Wolff	$375,000	$150,000	—	$213,000	$17,720	—
Geoffrey M. Nichol, M.B.,Ch.B.	$425,000	$170,000	$25,000	$213,000	—	—

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Submitted by the Compensation

Committee of the Board of Directors

Dr. Mento

Mr. Larson

Mr. Wiggans

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2011, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successor standard.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Submitted by the Audit

Committee of the Board of Directors

Mr. Cleveland

Dr. Dilly

Dr. Mento

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

Ms. Ramasastry served as a consultant to the Company during 2009, 2010, 2011 and 2012 and received as compensation for such services $140,850, $113,700, $43,650 and $12,300, respectively. In 2013, Ms. Ramasastry will be eligible to be considered an independent director under the applicable listing standards of Nasdaq Stock Market LLC.

Policies and Procedures

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2011 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF

SANGAMO BIOSCIENCES, INC.

Dated: April 25, 2012

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2013 or until their successors are duly elected and qualified:									+

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Edward O. Lanphier II	☐	☐	02 - Paul B. Cleveland	☐	☐	03 - Stephen G. Dilly, M.B.B.S., Ph.D.	☐	☐

04 - John W. Larson	☐	☐	05 - Steven J. Mento, Ph.D.	☐	☐	06 - Saira Ramasastry	☐	☐

07 - William R. Ringo	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Sangamo BioSciences, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 21, 2012

The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2012 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on June 21, 2012 at 9:00 a.m. PDT or at any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE